Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-132042-33

Supplement to
Prospectus Supplement dated September 27, 2006
(to Prospectus dated June 14, 2006)

$296,217,100
(Approximate)

IndyMac MBS, Inc.

Depositor

Sponsor, Seller and Servicer

IndyMac INDX Mortgage Loan Trust 2006-AR31
Issuing Entity

Mortgage Pass-Through Certificates, Series 2006-AR31

This Supplement amends the prospectus supplement dated September 27, 2006 (the ‘‘Prospectus Supplement’’) that has been issued with respect to the IndyMac INDX Mortgage Loan Trust 2006-AR31, Mortgage Pass-Through Certificates, Series 2006-AR31 (the ‘‘Certificates’’), as described below.

•	The table in the definition of ‘‘Class Subordination Percentage,’’ on page S-59 of the Prospectus Supplement, is hereby deleted in its entirety and replaced by the following:

Class B-1	6.80%
Class B-2	4.40%
Class B-3	2.85%
Class B-4	1.90%
Class B-5	0.70%
Class B-6	0.30%

Merrill Lynch & Co.

October 16, 2006